Exhibit 10.1

ADVISORY AGREEMENT
between
KBS GROWTH & INCOME REIT, INC.
and
KBS CAPITAL ADVISORS LLC

April 28, 2024

i

ARTICLE 16 – MISCELLANEOUS	25
16.01 Notices	25
16.02 Modification	25
16.03 Severability	25
16.04 Construction	26
16.05 Entire Agreement	26
16.06 Waiver	26
16.07 Gender	26
16.08 Titles Not to Affect Interpretation	26
16.09 Counterparts	26
ARTICLE 17 – ADVANCE	26

ii

ADVISORY AGREEMENT
This Advisory Agreement, dated as of April 28, 2024 (the “Agreement”), is between KBS Growth & Income REIT, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”).
W I T N E S S E T H
WHEREAS, the Company and the Advisor have previously entered that Advisory Agreement dated as of April 28, 2023 and the Company and the Advisor wish to renew their agreement on the same terms such that the Company can continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the Company (the “Board”), all as provided herein;
WHEREAS, the Advisor is willing to continue to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
The following defined terms used in this Agreement shall have the meanings specified below:
“Acquiror” shall have the meaning set forth in the definition of “Merger” below.
“Acquisition Expenses” means any and all expenses, excluding the fees payable to the Advisor pursuant to Section 8.01 and Section 8.02, incurred by the Company, the Advisor or any Affiliate of either in connection with the selection, acquisition or development of any property, loan or other potential investment, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and miscellaneous expenses related to the selection, acquisition or development of any property, loan or other potential investment.
“Acquisition Fees” means the fee paid to the Advisor pursuant to Section 8.01 plus all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making or investing in any Property or other Permitted Investment or the purchase, development or construction of any Property by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.

“Advance” shall have the meaning set forth in Article 17.
“Advisor” means (i) KBS Capital Advisors LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.
“Affiliate” or “Affiliated” An Affiliate of another Person includes any of the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.
“Appraised Value” means the value according to an appraisal made by an Independent Appraiser.
“Articles of Incorporation” means the Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
“Asset Management Fee” shall have the meaning set forth in Section 8.03.
“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
“Average Issue Price” means the weighted average price at which shares were purchased in the primary portion of an Offering which shall be calculated as of the end of the month preceding the date upon which the calculation is being made.
“Board of Directors” or “Board” means the persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
“Bylaws” means the bylaws of the Company, as amended from time to time.
“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales and Settlements” means the net cash proceeds realized by the Company (i) from the sale, exchange or other disposition of any of its assets or any portion thereof after deduction of all expenses incurred in connection therewith and (ii) from the prepayment, maturity, workout or other settlement of any Loan or Permitted Investment or portion thereof after deduction of all expenses incurred in connection therewith. In the case of a transaction described in clause (i) (C) of the definition of “Sale” and (i)(B) of the definition of “Settlement,” Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the Company from the Joint Venture or partnership. Cash from Sales and Settlements shall not include Cash from Financings.
“Cash from Sales, Settlements and Financings” means the total sum of Cash from Sales and Settlements and Cash from Financings.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
“Company” means KBS Growth & Income REIT, Inc., a corporation organized under the laws of the State of Maryland.
“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary, and competitive in light of the size, type, and location of the property.
“Conflicts Committee” shall have the meaning set forth in the Company’s Articles of Incorporation.
“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.
“Contract Sales Price” means the purchase price to be paid in connection with the sale of a Property, Loan or other Permitted Investment less any concessions agreed to in connection with the sale which may include but are not limited to credits for future building or tenant improvements, credits for future free rent given to tenants, credits for future lease up assumptions, or other future rental concessions; or, in the case of a discounted payoff of a Loan, the total funds received by the Company in connection with the payoff, less any expenses related thereto.
“Cost of Loans and other Permitted Investments” means the sum of the cost of all Loans and Permitted Investments held, directly or indirectly, by the Company or the Partnership, calculated each month on an ongoing basis, and calculated as follows for each investment: the lesser of (i) the amount actually paid or allocated to acquire, originate or fund the Loan or Permitted Investment, including the fees and expenses associated with the acquisition, origination or funding of such Loan or Permitted Investment (but excluding any Acquisition Fees or Origination Fees paid to the Advisor or its Affiliates under this Agreement), and (ii) the outstanding principal amount of such Loan or Permitted Investment, including the fees and expenses associated with the acquisition, origination or funding of such Loan or Permitted Investment (but excluding any Acquisition Fees or Origination Fees paid to the Advisor or its Affiliates under this Agreement), as of the time of calculation. With respect to any Loan or Permitted Investment held by the Company or the Partnership through a Joint Venture or partnership of which it is, directly or indirectly, a co-venturer or partner, such amount shall be the Company’s proportionate share thereof.
“Cost of Real Estate Investments” means the sum of (i) with respect to Properties wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to the purchase of Properties, including the fees and expenses associated with the purchase of such Properties (but excluding any Acquisition Fees paid to the Advisor or its Affiliates under this Agreement), plus budgeted capital improvement costs for the development, construction or improvement of Properties once such funds are disbursed pursuant to a final approved budget and (ii) in the case of Properties owned by any Joint Venture or partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or a partner, the portion of the amount actually paid or allocated to the purchase of Properties, including the fees and expenses associated with the purchase of such Properties (but excluding any Acquisition Fees paid to the Advisor or its Affiliates under this Agreement), plus budgeted capital improvement costs for the development, construction or improvement of Properties once such funds are disbursed pursuant to a final approved budget, that is attributable to the Company’s investment in the Joint Venture or partnership.
“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.
“Director” means a member of the Board of Directors of the Company.
“Disposition Fee” shall have the meaning set forth in Section 8.04.
“Distributions” means any distributions (which shall not include stock dividends) of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
“Excess Proceeds” shall have the meaning set forth in Article 17.
“GAAP” means accounting principles generally accepted in the United States.
“Gross Investment Amount” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding the number of shares issued as stock dividends and subsequently repurchased by the Company) multiplied by the Average Issue Price.
“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
“Independent Appraiser” means a person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.
“Joint Venture” means any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.
“Listed” or “Listing” shall have the meaning set forth in the Company’s Articles of Incorporation.
“Loans” means mortgage loans and other types of debt financing investments made by the Company or the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, and including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
“Market Value” shall have the meaning set forth in Section 8.06(i).
“Merger” means any business combination, merger, reorganization or share exchange involving the Company or its subsidiaries into or with another corporation or other legal person (the “Acquiror”) and as a result of such transaction, less than 51% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by those who were Stockholders immediately prior to such transaction (other than the Acquiror or its Affiliates if they owned Shares immediately prior to such transaction).
“Merger Consideration Amount” means (i) in the case of a Merger in which the consideration consists solely of cash, the total consideration to be received by holders of Shares outstanding immediately prior to the closing of the Merger, (ii) in the case of a Merger in which the consideration consists of securities traded on a national securities exchange, the product of (x) the number of shares of such securities received by the Stockholders at the closing of the Merger and (y) the market value of such securities, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 consecutive days during which such securities are traded, with such 30-day period ending on the trading day prior to the closing date of the Merger, (iii) in the case of a Merger in which the consideration consist of securities that are not traded on a national securities exchange, the aggregate the fair market value (as of the most recent practicable date) of the securities to be received by the Stockholders as estimated by an independent expert chosen by the Board of Directors, and (iv) in the case of a Merger in which the consideration is some combination of that described above, the sum of clauses (i) through (iii), as applicable.
“MFFO” shall have the meaning set forth in Article 17.
“MFFO Surplus” shall have the meaning set forth in Article 17.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.
“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.
“Offering” means a Private Offering or Public Offering.
“Operating Cash Flow” means Operating Revenue Cash Flows minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) the expenses of raising capital to the extent paid by the Company and not reimbursed by the Advisor, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (iv) taxes, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Origination Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, origination, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital to the extent paid by the Company and not reimbursed by the Advisor, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Origination Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, origination, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and/or operation of (i) Properties, (ii) Loans, (iii) Permitted Investments, (iv) short-term investments, and (v) interests in Properties, Loans and Permitted Investments owned by any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner.
“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or in preparing the Company for an Offering and including, to the extent applicable, the qualification, registration and regulatory filings of the Offering and the marketing and distribution of the Shares, whether incurred before or after the date of this Agreement, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.
“Origination Fees” means the fee payable to the Advisor pursuant to Section 8.02 plus all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making or investing in any Loan by the Company.
“Partnership” means KBS Growth & Income Limited Partnership, a Delaware limited partnership formed to own and operate Properties, Loans and other Permitted Investments on behalf of the Company.
“Permitted Investments” means all investments (other than Properties, Loans and short-term investments acquired for purposes of cash management) in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board from time to time.
“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Private Offering” means an offering of Shares pursuant to an exemption from registration under the Securities Act of 1933, as amended.
“Property” or “Properties” means any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a Joint Venture or partnership in which the Company is, directly or indirectly, a co-venturer or partner.
“Property Manager” means an entity that has been retained to perform and carry out, at one or more of the Properties, property-management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
“Public Offering” means the public offering of Shares pursuant to the effective Registration Statement filed under the Securities Act of 1933 (file no. 333-207471), as amended.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.
“Sale” means any transaction or series of related transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the Company’s subsidiaries of any asset-backed securities as part of a securitization transaction; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any Joint Venture or partnership in which it is, directly or indirectly, a co-venturer or partner; or (C) any Joint Venture or partnership (in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner) sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or partnership or one of its subsidiaries of any asset-backed securities as part of a securitization transaction.
“SEC” means the United States Securities and Exchange Commission.
“Settlement” means the prepayment, maturity, workout or other settlement of any Loan or other Permitted Investment or portion thereof owned, directly or indirectly, by (A) the Company or the Partnership or (B) any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner.
“Shares” means the shares of common stock of the Company, par value $.01 per share.
“Stockholders” means the registered holders of the Shares.
“Stockholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Gross Investment Amount (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 6% Return, Gross Investment Amount shall be determined for each day during the period for which the Stockholders’ 6% Return is being calculated, including a daily adjustment to reflect shares repurchased by the Company (excluding shares issued as stock dividends and subsequently repurchased by the Company), and shall be calculated net of (1) Distributions of Cash from Sales and Settlements, (2) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year and (3) Distributions of Cash from Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.
“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances, as calculated in Section 8.06.

“Subordinated Performance Fee Due Upon Termination” means a fee payable in the form of a promissory note (the “Performance Fee Note”) in a principal amount equal to (1) 15% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all third-party indebtedness secured by the Company’s Properties, plus the fair market value of all other Loans and Permitted Investments of the Company at the Termination Date, less amounts of third-party indebtedness related to such Loans and Permitted Investments, plus the fair market value of the Company’s other assets and liabilities, plus total Distributions through the Termination Date exceeds (b) the Gross Investment Amount plus total Distributions required to be made to the stockholders in order to pay the Stockholders’ 6% Return from inception through the Termination Date. After the Termination Date, the Company shall repay the Performance Fee Note at such time as the Company completes the first Sale or Settlement after the date Stockholders have received Distributions in an aggregate amount equal to the sum of the Stockholders’ 6% Return and the Gross Investment Amount (the “Performance Fee Trigger Date”) and which Performance Fee will be paid using Cash from Sales and Settlements. If the Cash from Sales and Settlements from the first Sale or Settlement after the Performance Fee Trigger Date is insufficient to pay the Performance Fee Note in full, then the Performance Fee Note shall be paid in part from the Cash from Sales and Settlement from the first Sale or Settlement, and in part from the Cash from Sales and Settlements from each successive Sale or Settlement until the Performance Fee Note is repaid in full. If the Performance Fee Note has not been paid in full within five years from the Termination Date, then upon the Performance Fee Trigger Date, the Advisor, its successors or assigns, may elect to convert the balance of the fee into Shares at a price per Share equal to the average closing price of the Shares over the ten trading days immediately preceding the date of such election if the Shares are Listed at such time. If the Shares are not Listed at the time of the Performance Fee Trigger Date, the Advisor, its successors or assigns, may elect to convert the balance of the fee into Shares at a price per Share equal to the fair market value for the Shares as determined by the Board of Directors based upon the Appraised Value of Company’s Properties on the date of election plus the fair market value of all other Loans and Permitted Investments of the Company on the date of election.
“Subordinated Share of Cash Flows” has the meaning set forth in Section 8.06.
“Termination Date” means the date of termination of the Agreement determined in accordance with Article 13 hereof.
“2%/25% Guidelines” means the requirement pursuant to the NASAA Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.
ARTICLE 2
APPOINTMENT
The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3
DUTIES OF THE ADVISOR
The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company, subject to limitations in the Company’s Articles of Incorporation, the direction and oversight of the Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:
3.01Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any Offering, other than services that (i) are to be performed by the dealer manager for any Offering, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.
3.02Acquisition Services.
(i)Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;
(ii)Subject to Section 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments;
(iii)Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;
(iv)Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;
(v)Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company;
(vi)Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s investments; and

(vii)Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments.
3.03Asset Management Services.
(i)Real Estate and Related Services:
(a)Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;
(b)Negotiate and service the Company’s debt facilities and other financings;
(c)Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company;
(d)Monitor and evaluate the performance of each asset of the Company and the Company’s overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;
(e)Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;
(f)Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;
(g)Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;
(h)Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;
(i)Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;
(j)Coordinate and manage relationships between the Company and any co-venturers or partners; and
(k)Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales and refinancings.
(ii)Accounting and Other Administrative Services:
(a)Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;
(b)From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;
(c)Make reports to the Conflicts Committee each quarter of the investments that have been made by other programs sponsored by the Advisor or any of its Affiliates, including KBS Realty Advisors LLC, as well as any investments that have been made by the Advisor or any of its Affiliates directly;
(d)Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;
(e)Provide financial and operational planning services;
(f)Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;
(g)Maintain and preserve all appropriate books and records of the Company;
(h)Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(i)Provide the Company with all necessary cash management services;
(j)Manage and coordinate with the transfer agent the distribution process and payments to Stockholders;
(k)Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
(l)Provide the Company’s officers and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;
(m)Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;
(n)Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002;
(o)Notify the Board of all proposed material transactions before they are completed; and
(p)Do all things necessary to assure its ability to render the services described in this Agreement.
3.04Stockholder Services. Manage services for and communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;
(i)Oversee the performance of the transfer agent and registrar;
(ii)Establish technology infrastructure to assist in providing Stockholder support and service; and
(iii)Consistent with Section 3.01, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.
3.05Other Services. Except as provided in Article 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

ARTICLE 4
AUTHORITY OF ADVISOR
4.01General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation.
4.02Powers of the Advisor. Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.
4.03Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Articles of Incorporation or Maryland General Corporation Law require the prior approval of the Board. If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.
4.04Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.
ARTICLE 5
BANK ACCOUNTS
The Advisor may establish and maintain one or more bank accounts in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

ARTICLE 6
RECORDS AND FINANCIAL STATEMENTS
The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.
ARTICLE 7
LIMITATION ON ACTIVITIES
Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Articles of Incorporation or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.
ARTICLE 8
FEES
Notwithstanding the discussion of fees included in this Article 8, the Advisor has agreed to waive payment of all fees through the complete liquidation and dissolution of the Company.
8.01Acquisition Fees. Prior to execution of this Agreement, as compensation for the investigation, selection and acquisition (by purchase, investment or exchange) of Properties and other Permitted Investments, the Company paid an Acquisition Fee to the Advisor for each such investment. No Acquisition Fee shall be paid to the Advisor following execution of this Agreement.

8.02Origination Fees. Prior to the execution of this Agreement, as compensation for the investigation, selection, sourcing and acquisition or origination of Loans, the Company paid an Origination Fee to the Advisor for each such acquisition or origination. No Origination Fee shall be paid to the Advisor following execution of this Agreement.
8.03Asset Management Fees.
(i)Except as provided in Section 8.03(ii) hereof, the Company shall pay the Advisor as compensation for the services described in Section 3.03 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 1.0% of the sum of the Cost of Real Estate Investments and the Cost of Loans and other Permitted Investments. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. The Asset Management Fee shall be payable on the last day of such month, or the first business day following the last day of such month. The Asset Management Fee may not be taken, in whole or in part, as to any period in the sole discretion of the Advisor. All or any portion of the Asset Management Fees not taken as to any period shall be deferred without interest and may be paid in such other fiscal period as the Advisor shall determine.
(ii)Notwithstanding anything contained in Section 8.03(i) to the contrary, a Property, Loan or other Permitted Investment that has suffered an impairment in value, reduction in cash flow or other negative circumstances may either be excluded from the calculation of the Cost of Real Estate Investments or the Cost of Loans and other Permitted Investments or included in such calculation at a reduced value that is recommended by the Advisor and the Company’s management and then approved by a majority of the members of the Conflicts Committee, and the resulting change in the Asset Management Fee with respect to such investment will be applicable upon the earlier to occur of the date on which (i) such investment is sold, (ii) such investment is surrendered to a Person other than the Company, its direct or indirect wholly owned subsidiary or a Joint Venture or partnership in which the Company has an interest, (iii) the Advisor determines that it will no longer pursue collection or other remedies related to such investment, or (iv) the Advisor recommends a revised fee arrangement with respect to such investment.
8.04Disposition Fees. If the Advisor or any of its Affiliates provide a substantial amount of services (as determined by the Conflicts Committee) in connection with a Sale, which includes the sale of a single asset or the sale of all or a portion of the Company’s assets through a portfolio sale, merger, or other business combination transaction, the Advisor or such Affiliate shall receive a fee at the closing (the “Disposition Fee”) equal to 1.5% of the Contract Sales Price. The payment of any Disposition Fee by the Company shall be subject to the limitations contained in the Company’s Charter. Any Disposition Fee payable under this Section 8.03 may be paid in addition to commissions paid to non-Affiliates, provided that the total commissions (including such Disposition Fee) paid to all Persons by the Company for each Sale shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property, Loan or other Permitted Investment or (ii) the Competitive Real Estate Commission for each Property, Loan or other Permitted Investment. Substantial assistance in connection with the Sale of a Property includes the Advisor’s preparation of an investment package for the Property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the Advisor in connection with a Sale. The Advisor shall submit an invoice to the Company on or about the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company. However, the Disposition Fee may not be taken, in whole or in part, as to any period in the sole discretion of the Advisor. All or any portion of the Disposition Fees not taken as to any period shall be deferred without interest and may be paid in such other period as the Advisor shall determine.
8.05Subordinated Share of Cash Flows. The Subordinated Share of Cash Flows shall be payable to the Advisor in an amount equal to 15% of Operating Cash Flow and Cash from Sales, Settlements and Financings remaining after the Stockholders have received Distributions in an aggregate amount equal to the sum of:
a.    the Stockholders’ 6% Return and
b.    Gross Investment Amount.
Following Listing, no Subordinated Share of Cash Flows will be paid to the Advisor.
If the Subordinated Share of Cash Flows is payable to the Advisor, the Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the total amount of the Subordinated Share of Cash Flows for the applicable period. Generally, the Subordinated Share of Cash Flows payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. For the avoidance of doubt, to the extent the payment of the Subordinated Share of Cash Flows is funded other than from Cash From Sales and Settlements, such amounts shall be included in Operating Expenses and subject to the 2%/25% Guidelines.
8.06Subordinated Incentive Fee.
(i)Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 15.0% of the amount by which (i) the market value of the outstanding Shares of the Company, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Gross Investment Amount and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 6% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note or any combination of the foregoing. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor.
(ii)Upon a Merger, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 15.0% of the amount by which (i) the Merger Consideration Amount, plus the total of all Distributions paid to Stockholders from the Company’s inception until the date of the closing of the Merger, plus all Distributions declared prior to the Merger but to be paid after the Merger, exceeds (ii) the sum of (A) Gross Investment Amount and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 6% Return from inception through the date of the closing of the Merger. The Company shall have the option to pay such fee in the form of cash or Shares or any combination thereof. In the event the Subordinated Incentive Fee is paid to the Advisor in connection with a Merger, no other performance fee will be paid to the Advisor.
8.07Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.
ARTICLE 9
EXPENSES
9.01General. In general, the Company shall directly pay expenses related to its operations. Any expenses paid by the Advisor or its Affiliates on behalf of the Company shall be reimbursed to the Advisor; provided, however, upon execution of this Agreement, other than as specifically set forth below with respect to the allocable portion of expenses related to internal audit department personnel providing services to the Company and promotional costs and expenses related to the leasing of properties, the Company shall not reimburse the Advisor or its Affiliates for expenses incurred by the Advisor or its Affiliates in connection with providing services pursuant to this Agreement. Expense reimbursement obligations of the Company prior to execution of this Agreement are as set forth in the Advisory Agreement dated August 9, 2017. Reimburseable expenses include, but are not limited to:
(i)Organization and Offering Expenses related to the Private Offering that commenced on June 11, 2015, provided that no reimbursement shall be made for wholesaling compensation expense;
(ii)Organization and Offering Expenses related to the Public Offering provided that:
(a)the Company shall not make any reimbursements for wholesaling compensation expense;
(b)the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses in the Public Offering to exceed 15% of the Gross Proceeds raised in the Public Offering as of the date of the reimbursement;
(c)the Company will directly pay selling commissions, the dealer manager fees and the stockholder servicing fee related to Shares sold in the primary portion of the Public Offering;
(d)except as provided in Section 9.01(c), the Advisor and its Affiliates will pay Organization and Offering Expenses in the primary portion of the Public Offering directly, and in addition to amounts paid by the Company pursuant to Section 9.01(c), the Company will reimburse the Advisor and its Affiliates for additional Organization and Offering Expenses in the primary portion of the

Public Offering up to 1% of the Gross Proceeds raised in the primary portion of the Public Offering; and
(e)with respect to Organization and Offering Expenses related to the preparation of an online distribution channel in the primary portion of the Public Offering, the Advisor and its Affiliates shall be responsible for all such Organization and Offering Expenses;
(iii)For the avoidance of doubt, Organization and Offering Expenses related to the Private Offering (which is to be exempt from registration pursuant to Rule 506(c) of the Securities Act) that the Company expects to launch in the fourth quarter of 2017 shall not be reimburseable expenses and the Advisor and its Affiliates shall be responsible for all such expenses;
(iv)Acquisition Fees, Origination Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees, Origination Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Articles of Incorporation;
(v)The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;
(vi)Interest and other costs for borrowed money, including discounts, points and other similar fees;
(vii)Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;
(viii)Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors;
(ix)Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;
(x)All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;
(xi)The allocable portion of expenses related to internal audit department personnel providing services to the Company;
(xii)Promotional costs and expenses related to the leasing of properties;

(xiii)Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;
(xiv)Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board, the Conflicts Committee or any other committee of the Board;
(xv)Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;
(xvi)Expenses connected with payments of Distributions and stock dividends made or caused to be made by the Company to the Stockholders;
(xvii)Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws; and
(xviii)All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.
9.02Timing of and Additional Limitations on Reimbursements.
(i)Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.
(ii)Commencing with the quarter ending December 31, 2016, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

ARTICLE 10
VOTING AGREEMENT
The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor, and (ii) any transaction between the Company and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.
ARTICLE 11
RELATIONSHIP OF ADVISOR AND COMPANY;
OTHER ACTIVITIES OF THE ADVISOR
11.01Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.
11.02Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.
11.03Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located that may be suitable for the Company and other programs advised by the Advisor or any of its Affiliates, including KBS Realty Advisors, the Advisor, in its sole discretion, will have to determine the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. This determination must be made in a manner that is fair without favoring any other program or investor. The factors that the Advisor shall consider when determining the program or investor for which an investment opportunity would be the most suitable are the following:
•the investment objectives and criteria of each program or investor;
•the cash requirements of each program or investor;
•the effect of the investment on the diversification of each program’s or investor’s portfolio by type of investment, risk of investment, type of commercial property, geographic location of properties, and tenants of properties and, in the case of debt-related investments, the characteristics of the underlying property;
•the policy of each program or investor relating to leverage;
•the anticipated cash flow of the property or asset to be acquired;
•the income tax effects of the purchase on each program or investor;
•the size of the investment; and
•the amount of funds available to each program or investor and the length of time such funds have been available for investment.
If a subsequent event or development, such as a delay in the closing of a property or investment or a delay in the construction of a property, causes any investment, in the opinion of the Advisor, to be more appropriate for another program or investor, they may offer the investment to another program or investor. It shall be the duty of the Board to ensure that the allocation method described above is applied fairly to the Company.
ARTICLE 12
THE KBS NAME
The Advisor and its Affiliates have a proprietary interest in the name “KBS.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “KBS” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “KBS” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “KBS” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any of its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “KBS.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “KBS” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.

ARTICLE 13
TERM AND TERMINATION OF THE AGREEMENT
13.01Term. This Agreement shall terminate April 28, 2025 and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. However, notwithstanding anything in this Agreement to the contrary, upon the payment by the Company to its stockholders of the final liquidating distribution pursuant to the Company’s complete plan of liquidation and dissolution, this Agreement shall terminate automatically without further action by or on behalf of the Company or the Advisor. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.
13.02Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Articles 1, 10, 12, 13, 15, 16 and 17 shall survive termination of this Agreement.
13.03Payments on Termination and Survival of Certain Rights and Obligations. Payments to the Advisor pursuant to this Section 13.03 shall be subject to the 2%/25% Guidelines to the extent applicable.
(i)After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination (A) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement and (B) the Subordinated Performance Fee Upon Termination, provided that no Subordinated Performance Fee Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee. If at the Termination Date, the Advisor will be entitled to the Subordinated Performance Fee Upon Termination upon the Performance Fee Trigger Date, then the Company agrees that until the Subordinated Performance Fee Upon Termination is paid, if ever, the Company will not pay to any subsequent external advisor that is not affiliated with KBS Capital Advisors LLC (1) any fee or other compensation based on a participation in the Company’s cash flow from operation activities, cash flows from investing activities and cash flows from financing activities (each as defined by GAAP) or any fee or compensation based on an increase in the value of the Company or its assets or (2) any fee or compensation upon a Merger or Listing.
(ii)The Advisor shall promptly upon termination:
(a)pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(b)deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it,

covering the period following the date of the last accounting furnished to the Board;
(c)deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and
(d)cooperate with the Company to provide an orderly transition of advisory functions.
(iii)Notwithstanding anything contained in this Section 13.03 to the contrary, the obligations of the Company and the Advisor set forth in Article 17 of this Agreement shall survive the termination of this Agreement.
ARTICLE 14
ASSIGNMENT
This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board or the Conflicts Committee. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
ARTICLE 15
INDEMNIFICATION AND LIMITATION OF LIABILITY
15.01Indemnification. Except as prohibited by the restrictions provided in this Section 15.01, Section 15.02 and Section 15.03, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.
Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.02Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
(i)The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.
(ii)The Advisor or its Affiliates were acting on behalf of or performing services for the Company.
(iii)Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.
15.03Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (iii) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
ARTICLE 16
MISCELLANEOUS
16.01Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Company or the Board:
KBS Growth & Income REIT, Inc.
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
To the Advisor:
KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700

Newport Beach, California 92660
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.01.
16.02Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.
16.03Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
16.04Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.
16.05Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
16.06Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.07Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
16.08Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
16.09Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

ARTICLE 17
ADVANCE
    Notwithstanding anything contained in Article 9 of the Agreement to the contrary, the Advisor hereby agrees to advance funds to the Company equal to the cumulative amount of cash distributions declared by the Company for distribution record dates through the period ended May 31, 2016 and to advance funds to the Company, to the extent and in the amount requested by the Company, equal to an amount up to the cumulative amount of cash distributions declared by the Company for distribution record dates for the period from June 1, 2016 to June 30, 2016 (such amounts advanced, the “Advance”).
The Advisor further agrees that the Company will only be obligated to repay the Advisor for the Advance if and to the extent that:
(i)the Company’s modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by the Company, for the immediately preceding month exceeds the amount of cash distributions declared for record dates of such prior month (an “MFFO Surplus”), and the Company shall pay the Advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the Advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or
(ii)the Advance may be repaid from excess proceeds (“Excess Proceeds”) from the Company’s third-party financings, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the Advance shall be determined by the Conflicts Committee of the Company in its sole discretion.
The Advisor understands and agrees that no interest shall accrue on the Advance. To the extent payment of any amount is due to the Advisor hereunder, the Company shall pay the Advisor no later than the last business day of the month in which the amount of such payment is determined, or the first business day of the following month.

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Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KBS GROWTH & INCOME REIT, INC.

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:	PBren Investments, L.P., a Manager

	By:	PBren Investments, LLC, as general partner

		By:	PBCS Management, LLC, a Manager

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., a Manager

By:	Schreiber Real Estate Investments, L.P., a Manager

	By:	Schreiber Investments, LLC, as general partner

		By:	PBCS Management, LLC, a Manager

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., a Manager